Exhibit 6.33

KINDERHOOK BANK CORP.

RESTRICTED STOCK PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) dated as of __January___ __2__, 2017__ (the “Date of Grant”), is delivered by Kinderhook Bank Corp., a New York corporation (the “Company”), to Thomas H. Signor (the “Grantee”), who is an employee of the Company or one of its subsidiaries.

WITNESSETH:

WHEREAS, the Board of Directors of the Company adopted on February 16, 2016, the Kinderhook Bank Corp. Restricted Stock Plan (the “Plan”);

WHEREAS, the Plan permits the grant of restricted shares of the Company’s common stock, par value $0.83 per share (“Company Stock”), to designated Officers and Employees (as defined in the Plan), in accordance with the terms and provisions of the Plan; and

WHEREAS, the Grantee has been designated pursuant to the Plan to receive a Grant (as defined in the Plan) on the Date of Grant specified above; and

WHEREAS, this Agreement is intended to fulfill the requirement of the Plan that Grants (as defined in the Plan) under the Plan shall be evidenced by a written instrument.

NOW, THEREFORE, the Company intending to be legally bound, hereby agrees as follows:

1.	GRANT OF RESTRICTED STOCK. A restricted stock grant (“Restricted Stock Grant”) of __five hundred_______ (500) shares (“Restricted Shares”) of Company Stock is hereby granted by the Company to the Grantee subject to the following terms and conditions and to the provisions of the Plan.

2.	TRANSFER RESTRICTIONS. None of the Restricted Shares shall be sold, assigned, pledged or otherwise transferred or disposed, voluntarily or involuntarily, by the Grantee during the Restricted Period, except to a successor Grantee under Article 6 of the Plan.

3.	RESTRICTION PERIOD. The restrictions set forth in Section 2 above shall lapse with respect to [one-fifth] of the Restricted Shares on each anniversary of the Date of Grant; provided, however, that the restrictions on all Restricted Shares shall immediately lapse upon the earliest to occur of: (i) the Grantee’s Retirement, death or Disability; or (ii) the occurrence of a Change of Control.

For purposes of this Agreement: (i) the term “Disability” shall mean any physical or mental impairment which qualifies an individual for disability benefits under the applicable long-term disability plan maintained by the Company, or, if no such plan applies, which would qualify such individual for disability benefits under the long-term disability plan maintained by the Company, if such individual were covered by that plan, or, if no such plan exists, as determined in good faith by the Committee; and (ii) “Retirement” shall mean a termination of employment which constitutes a “retirement”, whether normal or otherwise, under any applicable qualified pension benefit plan maintained by the Company, or if no such plan is applicable, which would constitute “retirement”, as determined by the Committee, in its sole discretion.

4.	FORFEITURE. The Restricted Shares shall be forfeited to the Company and canceled immediately upon the Grantee’s termination of employment with the Company and its subsidiaries prior to the date the restrictions lapse as provided in Section 3 above, unless the Committee (as defined in the Plan), in its sole discretion, determines otherwise. Simultaneously with the Grantee’s execution and delivery of this Agreement, the Grantee shall deliver to the Company a stock power endorsed in blank relating to the Restricted Shares in the form attached hereto as Exhibit A.

5.	LEGEND. The share certificate evidencing the Restricted Shares, if any, issued hereunder during the Restriction Period shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE KINDERHOOK BANK CORP. 2016 RESTRICTED STOCK PLAN AND RELATED RESTRICTED STOCK AGREEMENT, AND SUCH RULES, REGULATIONS AND INTERPRETATIONS AS KINDERHOOK BANK CORP.’S BOARD OF DIRECTORS OR ANY COMMITTEE APPOINTED FOR PURPOSES OF ADMINISTERING AND INTERPRETING THE PLAN MAY ADOPT. COPIES OF THE PLAN, RESTRICTED STOCK AGREEMENT AND RULES, REGULATIONS AND INTERPRETATIONS, IF ANY, ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF KINDERHOOK BANK CORP.

6.	GRANTEE REPRESENTATIONS. In connection with the issuance of the Restricted Shares, Grantee represents the following:

(a)	Grantee hereby acknowledges that Grantee has been informed that, with respect to the issuance of the Restricted Shares, an election may be filed by Grantee with the Internal Revenue Service, within thirty (30) days of the issuance of the

Restricted Shares, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed currently on the fair market value of such Restricted Shares on the Date of the Grant. Grantee acknowledges that Grantee has sought the advice of Grantee’s own tax advisors in connection with the issuance of the Restricted Shares and the advisability of such election under Section 83(b) of the Code. GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) AND THAT NEITHER THE COMPANY NOR ANY DIRECT OR INDIRECT SUBSIDIARY OF THE COMPANY HAS ANY OBLIGATION WITH RESPECT THERETO.

(b)	Grantee has reviewed with Grantee’s own tax advisors, the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.

(c)	Grantee has received, read and understood this Agreement, the Plan and the prospectus describing the material terms of the Plan, and agrees to abide by and be bound by their respective terms and conditions.

7.	ADJUSTMENT OF SHARES. Notwithstanding anything contained herein to the contrary, in the event of any change in the outstanding Company Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend, the Restricted Shares shall be treated in the same manner in any such transaction as other Company Stock. Any Company Stock or other securities received by the Grantee with respect to the Restricted Shares in any such transaction shall be subject to the restrictions and conditions set forth herein.

8.	RIGHTS AS STOCKHOLDER. The Grantee shall be entitled to all of the rights of a stockholder with respect to the Restricted Shares including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares since the Date of Grant; provided, however, that Restricted Shares shall not be eligible to participate in any dividend reinvestment plan sponsored by the Company for so long as the Restriction Period applies.

9.	ESCROW OF RESTRICTED SHARES. Restricted Shares shall be issued in uncertificated, book-entry form and registered in the Grantee’s name and shall be held in escrow by the Company or its designee until all restrictions lapse or such shares are forfeited as provided herein; provided, however, that the terms of such escrow shall make allowance for the transactions contemplated by Section 7 above. Upon the written request of the Grantee, a certificate or certificates representing the Restricted Shares as to which restrictions have lapsed shall be delivered to the Grantee upon or after such lapse.

10.	INCORPORATION OF PLAN BY REFERENCE. This Restricted Stock Grant is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference and this Restricted Stock Grant shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the Company and the Grantee and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

11.	GOVERNMENT REGULATIONS. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Shares shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.	WITHHOLDING TAXES. The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

13.	GOVERNING LAW. Questions pertaining to construction, validity and effect of the provisions of the Plan and this Agreement and the rights of all persons hereunder and thereunder shall be governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

14.	DEFINED TERMS. A capitalized term used and not otherwise defined in this Agreement shall have the meaning provided for such term by the Plan.

15.	SUCCESSORS AND ASSIGNS. This Agreement shall be binding on the Company’s successors and assigns.

16.	NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue such Grantee’s relationship with the Company, nor shall it give the Grantee the right to be retained in the employ of the Company or interfere with or otherwise restrict in any way the rights of the Company, which rights are hereby expressly reserved, to terminate the Grantee’s employment at any time for any reason.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Restricted Stock Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

ATTEST:	KINDERHOOK BANK CORP.

(Asst.) Secretary	Title:
(SEAL)

Acknowledged and Agreed to by:

Grantee

EXHIBIT A

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to KINDERHOOK BANK CORP., pursuant to a Restricted Stock Agreement dated _________ __, 20___, ___________ shares of the common stock of Kinderhook Bank Corp. standing in the name of the undersigned on the books of said Company, issued in uncertificated, book-entry form, and does hereby irrevocably constitute and appoint ________________________ attorney-in-fact to transfer said stock on the books of the Company with full power of substitution in the premises. This irrevocable stock power shall not be affected by the subsequent disability or incompetence of the undersigned.

This irrevocable stock power may be used only in accordance with the terms of that certain Restricted Stock Agreement between Kinderhook Bank Corp. and the undersigned dated __________ __, 20___.

Dated:
Print Name:

Signature Guaranteed by:

KINDERHOOK BANK CORP.

By:
Name:
Title: